Exhibit 99.1

Pike Electric Reports First Quarter Fiscal 2006 Results:
Storm Restoration Demand High; Powerline Revenues Up 14%

          MOUNT AIRY, N.C., Nov. 10 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced its financial results for the fiscal quarter ended September 30, 2005.

          First Quarter Results
          For the first quarter, revenues decreased slightly to $218.4 million from $220.4 million for the same quarter a year ago.  This decrease was due to a $17.6 million reduction in storm revenue, which was offset by an increase of $15.6 million in powerline revenue for the first quarter of fiscal 2006 compared to the same period in the prior year.  Storm revenues represented 43.3% of revenues for the quarter compared to 50.9% in the prior year.  Pike Electric experienced record storm restoration revenues in the prior year’s first quarter as a result of four major Florida storms.  In the first fiscal quarter of 2006 storm restoration revenues were driven by Tropical Storm Cindy and Hurricanes Dennis, Katrina and Rita.  Also in the quarter, powerline revenues were $123.8 million, a 14.4% increase over powerline revenues of $108.2 million in the quarter a year ago as a result of strong demand for our services.

          First quarter net income totaled $17.5 million, or $0.58 per diluted share, compared to net income of $24.2 million, or $0.67 per diluted share, for the first quarter of the prior year.  The reduction in net income is primarily the result of a lower level of storm revenues in the current year and increased labor, fuel and equipment costs.

          “Our first quarter results, both last year and in the current year, illustrate the earnings capacity of our business in periods of extraordinary demand for our services,” said J. Eric Pike, chairman and chief executive officer.  “We are optimistic about our prospects for the remainder of fiscal 2006 as we continue to leverage our industry leading position. We intend to do this by capitalizing on the continuing industry trends of customer outsourcing and, distribution and transmission upgrade requirements and also by gaining market share through operational excellence and our storm restoration efforts.”

          Outlook
          “We exceeded our previous storm revenue estimates for the year and now expect storm revenues for the fiscal year to be between $115 - $125 million, which is significantly ahead of our expected average annual storm revenue of $30 million per year,” Mr. Pike said.  “We cannot accurately predict our storm revenues in terms of which quarter they will occur or the level of revenues generated from storm events.  We continue to expect to grow revenues and earnings at or near double digit levels over the long term, while maintaining our industry-leading operating margins.”

          Conference Call
          Pike Electric’s conference call to discuss its first quarter results is scheduled for 10:30 a.m. EST today, November 10, 2005. This call will be available live and by replay over the Internet at http:///www.pike.com in the Investor Relations section.

          About Pike Electric
          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is quoted on the New York Stock Exchange under the symbol PEC.  For further information regarding Pike Electric, visit the company’s website at www.pike.com

          Safe Harbor
          This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates.  The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are included the Outlook section of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric’s business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customers have no obligation to assign work to us and these arrangements are generally terminable on short notice; it may not be able to realize the anticipated benefits of its acquisition in 2004 of Red Simpson; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate; and demand for services may be cyclical and vulnerable to industry and economic downturn.  These and other risks and uncertainties detailed in the Risk Factor section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Quarter ended September 30,

	2005	2004

Revenues	$218,431	$220,370
Cost of operations	169,776	158,411
Gross profit	48,655	61,959
General and administrative expenses	11,065	12,192
Loss on sale of property and equipment	145	13
Income from operations	37,445	49,754
Other expense (income):
Interest expense	8,148	9,884
Other, net	(21)	(57)
Total other expense	8,127	9,827
Income before income taxes	29,318	39,927
Income tax expense	11,803	15,728
Net income	$17,515	$24,199
Earning per common share:
Basic	$0.61	$0.68
Diluted	$0.58	$0.67
Weighted average common shares outstanding:
Basic	28,786	35,522
Diluted	29,948	35,974

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30 2005	June 30 2005

	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,334	$3,106
Accounts receivable, net	106,616	60,690
Work completed not billed	69,478	64,568
Inventories	8,398	7,321
Prepaid and other	7,096	11,205
Deferred income taxes	5,162	4,838
Total current assets	198,084	151,728
Property and equipment, net	286,151	281,842
Goodwill	94,400	91,826
Other intangibles, net	53,880	55,128
Deferred loan costs, net	7,155	9,879
Other assets	3,186	2,052
Total assets	$642,856	$592,455
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$57,327	$53,417
Current portion deferred compensation and insurance accruals	17,936	17,140
Income taxes payable	10,743	—
Current portion of long-term debt	—	250
Revolving credit facility	25,000	11,500
Total current liabilities	111,006	82,307
Long-term debt, net of current portion	286,050	407,750
Deferred income taxes	71,367	71,467
Deferred compensation and insurance and claim accruals, net of current portion	24,912	30,388
Other liabilities	2,220	60
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000 shares authorized; 21,484 and 31,994 shares issued and outstanding at June 30, 2004 and September 30, 2005, respectively	6,425	6,415
Additional paid-in capital	129,293	105
Unearned compensation	—	(879)
Retained earnings	11,583	(5,158)
Total stockholders’ equity	147,301	483
Total liabilities and stockholders’ equity	$642,856	$592,455

SOURCE  Pike Electric Corporation
          -0-                                                       11/10/2005
          /CONTACT:  Mark Castaneda, CFO of Pike Electric Corporation, +1-336-719-4379/
          /Web site:  http://www.pike.com/